Exhibit 21.1

SUBSIDIARIES OF ELASTIC N.V.

Name of Subsidiary	Jurisdiction of Incorporation
Build Security Ltd.	Israel
Cmd Watch Security (US), Corp. (in liquidation)	Delaware
Elastic International B.V.	Netherlands
Elastic Italy S.R.L.	Italy
Elastic Technologies Brasil Ltda.	Brazil
Elastic Technologies (India) Private Limited	India
Elastic Technologies (Israel) Ltd.	Israel
Elastic Worldwide B.V.	Netherlands
Elasticsearch AB	Sweden
Elasticsearch AS	Norway
Elasticsearch B.C. Ltd.	Canada
elasticsearch B.V.	Netherlands
Elasticsearch (Beijing) Information Technology Co., Ltd.	People’s Republic of China
Elasticsearch (CH) AG	Switzerland
Elasticsearch Federal Inc.	Delaware
Elasticsearch GmbH	Germany
Elasticsearch HK Limited	Hong Kong
Elasticsearch KK	Japan
Elasticsearch, Inc.	Delaware
Elasticsearch Korea Limited	Korea
Elasticsearch Limited	United Kingdom
Elasticsearch Pte. Ltd.	Singapore
Elasticsearch Pty Ltd	Australia
Elasticsearch SARL	France
Elasticsearch, S.L.U.	Spain
Endgame, Inc.	Delaware
Endgame Systems, LLC	Delaware
Opbeat ApS	Denmark
Opbeat, LLC	Delaware
optimyze.cloud AG	Switzerland
Optimyze.cloud, Inc.	Delaware
Swiftype, Inc.	Delaware